Calculation Of Filing Fee Table

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Aardvark Therapeutics, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common stock, $0.00001 par value per share, issuable pursuant to the exercise of outstanding options previously granted under the Aardvark Therapeutics, Inc. 2025 Inducement Equity Incentive Plan	Rule 457(h)	147,872	$10.08	$1,490,549.76	$0.0001531	$228.20
Fees to be Paid	2	Equity	Common stock, $0.00001 par value per share, reserved for future issuance under the Aardvark Therapeutics, Inc. 2025 Inducement Equity Incentive Plan	Rules 457(c) and 457(h)	752,128	$10.52	$7,912,386.56	$0.0001531	$1,211.39

Fees previously paid			$0.00
	Total Offering Amount	$9,402,936.32	$1,439.59
	Total Fee Offsets		$0.00
	Net Fees Due		$1,439.59

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, $0.00001 par value per share (the “Common Stock”), of Aardvark Therapeutics, Inc. (the “Registrant”) that become issuable under the Aardvark Therapeutics, Inc. 2025 Inducement Equity Incentive Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the Inducement Plan, at a weighted-average exercise price of $10.08 per share. To the extent outstanding options under the Inducement Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased or forfeited, such shares of Common Stock subject to such awards will be available for future issuance under the Inducement Plan

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 12, 2025, a date within five business days prior to the filing of this Registration Statement.